Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

THIS SEVERANCE AND GENERAL RELEASE AGREEMENT ("Agreement") is entered into between Linear LLC (the "Company") and Sean Burke ("Employee") both the "Parties", effective as of the date set forth on the signature page (the "Date of this Agreement").
WHEREAS, Employee has been employed by Company and that employment has ended;

WHEREAS, in his role as Group President, Technology Solutions, Employee was responsible for overseeing the operations of all of the businesses in Nortek, Inc.’s Technology Solutions Group, including: the Company; Core Brands, LLC; Gefen, LLC; GTO Access Systems, LLC; Magenta Research Ltd.; Operator Specialty Company, Inc.; and TV One Broadcast Sales Corporation (such businesses collectively, the "Technology Solutions Group Businesses").

WHEREAS, Company has determined to provide Employee with certain compensation in consideration of Employee’s service and the promises of Employee as described herein.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Separation from and Termination of Employment.

a.Termination of Employment. Employee’s employment with the Company ended on September 1, 2014 (the "Termination Date") (a "separation from service" as defined in section 1.409A - 1(h) of the Treasury Regulations). Except for the payments described in this Agreement, Employee acknowledges that he has received all compensations and benefits to which he is otherwise entitled except as provided in this Agreement.

b.Compensation through the Termination Date. Regardless of whether Employee executes this Agreement and to the extent that Employee has not already received payment, the Company shall pay Employee (i) all unpaid compensation to which he is otherwise entitled through the Termination Date, and (ii) for any accrued, unused paid time off pay, if any, existing at the Termination Date, all in accordance with the Company’s applicable policies.

All accrued and unused paid time off that is due will be paid on the Company’s first regularly scheduled pay date following the Termination Date.
c.Nortek, Inc. Stock Options and Restricted Stock Awards. Employee’s stock option awards and restricted stock awards relating to Nortek, Inc., as well as his ownership of any series of shares of Nortek, Inc. or any of its subsidiaries, if any, will be handled in accordance with the terms, provisions and conditions of the applicable plans and agreements governing such options, restricted stock and shares, including the following plans and agreements: (1) Nortek, Inc. 2009 Omnibus Incentive Plan, Nonqualified Stock Option Agreement dated February 20, 2012; (2) Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement dated (Time-based) February 20, 2012; (3) Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement (Performance-Based) dated February 20, 2012; (4) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement (Performance-Based) dated March 5, 2013; (5) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement (Time-Based)

dated March 5, 2013; (6) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Nonqualified Stock Option Agreement dated March 5, 2013; (7) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement (Performance-Based) dated March 5, 2014; (8) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Restricted Stock Agreement (Time-Based) dated March 5, 2014; and (9) Amended and Restated Nortek, Inc. 2009 Omnibus Incentive Plan, Nonqualified Stock Option Agreement dated March 5, 2014. Nothing in this Agreement shall modify or override those terms, provisions and conditions of said plans and agreements.

d.Severance Benefits. As consideration for executing this Agreement, the Company shall provide to Employee a "Severance Benefit" equal to Five-Hundred-Fifteen Thousand and no/100 Dollars ($515,000.00), less applicable withholdings. The Severance Benefit shall be payable over a twelve (12) month period beginning after the Termination Date and payable in the form of substantially equal monthly payments made over this twelve (12) month period. The initial payment shall be made on the Company’s first regular pay date following, and subject to, the occurrence of all of the following: (i) Employee’s termination of employment, (ii) his execution of this Agreement, and (iii) expiration of the revocation period described in Paragraph 3.g. without Employee having revoked this Agreement. No Severance Benefit shall be paid if Employee fails to execute this Agreement or executes the Agreement and subsequently revokes the Agreement. Any subsequent payments of the Severance Benefit shall be made pursuant to a fixed schedule of the regular payroll practices of the Company.

As further consideration for executing and not revoking this Agreement, if Employee elects COBRA continuation coverage, then for the duration of the twelve (12) month severance period, Employee may pay a reduced COBRA premium equal to the payroll deduction contribution for Health Care Coverage then being paid each month, as that contribution is established from time to time, by actively employed employees of the Employer. After the period during which Employee is entitled to continue COBRA coverage by paying this reduced premium and if Employee elects to continue COBRA coverage beyond that period, Employee may do so by payment of the normal, full COBRA premium for the remainder of any coverage continuation entitlement thereafter.
e.Taxes and Withholding. All payments made under this Agreement shall be subject to such withholdings for all taxes, including income and employment taxes that the Company determines should be deducted and withheld under applicable law.

f.Company Retirement and Incentive Plan(s). Employee may have vested interests in a Company-sponsored 401(k) plan or other retirement or deferred compensation plan. Employee’s interests in said plans shall be paid subject to the terms, provisions and conditions of said plans, and nothing in this Agreement shall modify or override those terms. Employee’s right to make contributions to any such plans shall terminate on the Termination Date, and the Severance Benefits provided for in Paragraph 1.d. shall not constitute wages for purposes of the plans. Employee’s participation in the First Amended and Restated Nortek, Inc. 2014 Short-Term Cash Incentive Plan for the Residential Heating and Cooling, the Custom & Engineered Solutions, and the Technology Solutions Executives shall terminate on the Termination Date and Employee shall forfeit any right to receive any benefit from such plan.

g.Health Care Coverage. Employee has been eligible to participate in Company’s medical, dental, and vision plans, which provide health insurance coverage for Company’s participating employees and their dependents (“Health Care Coverage”). Health Care Coverage, if any, for Employee and Employee’s dependents, as provided by Company, will cease at the end of the month in which the Termination Date occurs.

Employee may elect to continue Health Care Coverage in which he was participating immediately prior to termination of employment but only to the extent permitted under continuation coverage terms of that plan and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Such coverage shall, except as otherwise provided in paragraph 1.d. of this Agreement, be at Employee’s expense and shall be provided in accordance with terms of that plan as they may exist or may be amended from time to time. Employee agrees to promptly provide the Company notice if he becomes covered or eligible to be covered under the health and/or dental insurance policy of a new employer. Notwithstanding the foregoing, the COBRA period for continuation of Employee’s insurance coverage under the Company’s group plans will begin on the Termination Date.
h.No Prior Entitlement to Severance. The parties agree that the Company has no legal obligation to furnish the Severance Benefits except in exchange for this Agreement.

i.No Extension of Employment. The Employee’s employment will not be extended by reason of payment to him of the Severance Benefits described in Paragraph 1.d.

j.Resignation from All Positions. Employee agrees that he shall resign from any and all positions that he currently occupies or holds, as an officer, manager, or director (or other similar position) with Linear LLC and its parent, subsidiary, affiliated and related organizations and entities. Such resignations shall be effective as of the date of this Agreement.

2.Release by Employee.

a.Employee, on his behalf and of his heirs, successors, assigns and agents hereby fully releases, discharges and agrees to hold harmless the Company, including all of its parent, subsidiary, affiliated and related organizations and entities, as well as all of their officers, directors, shareholders, owners, members, attorneys, agents, employees, servants, insurers, benefit plans, plan administrators and their fiduciaries, (the “Released Parties”), of, from and against all debts, sums of money, fees, claims, charges, demands, actions, causes of action, notes, liabilities and obligations, of whatever nature, whether known or unknown, liquidated, unliquidated, contingent or otherwise, and whether in contract (express or implied), in tort, by statute or otherwise, which Employee ever had or now has (or hereafter may have) with respect to anything done or omitted to be done up to the Date of this Agreement and which are or may be based upon any fact, condition, or incident occurring prior to the date of this Agreement, as well as claims which may arise after the date of this Agreement that are based or rely upon facts, conditions or incidents occurring before the date of this Agreement including any fact or circumstance related to Employee’s employment or separation of employment from the Company (collectively the “Released Claims”).

The Released Claims include but are not limited to all: (i) all claims arising out of or related to Employee’s employment with any Released Party, and termination of that employment, (ii) claims for compensation or benefits of any kind or amount other than the compensation and benefits set forth in this Agreement, (iii) claims relating to Company employment practices or policies; (iv) all claims in tort or in contract arising out of any transaction or interaction between Employee and any Released Party; (v) claims under any express or implied contract; (vi) all claims arising under all provisions of California law and statutes, including but not limited to, the California Fair Employment and Housing Act, and (vii) all other claims arising under any other local, state or federal statutes, regulations or common law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under 42 U.S.C. §§ 1981 and 1985 as amended; claims under the Americans with Disabilities Act, as amended; claims under the Federal Age Discrimination in Employment Act of 1967, including the amendments provided by the Older Workers Benefits Protection Act, as amended; claims under the Employee Retirement Income Security, as amended; claims under the Family and Medical Leave Act; wrongful and/or retaliatory termination and/or discharge of employment claims; contract or promissory estoppel claims; intentional infliction of emotional distress claims; assault and battery claims; negligence claims; tort claims including negligence claims; personal injury claims; third-party claims; slander, libel and/or defamation claims; and/or qui tam claims law and any claims for damages or equitable relief including, but not limited to, lost wages, physical injuries, mental anguish, loss of consortium, unpaid compensation, loss of earning capacity, and medical expenses.

Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement.

b.    Employee understands that he is releasing claims that he may not know about at this time, and that is his intent.

Waiver of California Labor Code Section 1542. Employee hereby states that it is his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees and costs hereinabove released. Employee hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:

Section 1542 [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

c.    Except as otherwise provided in Paragraph 2.d. below, Employee represents that no Released Claims are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment by the Company.

d.     Notwithstanding the foregoing, nothing in this Agreement shall:

(i)    Interfere with Employee’s right to file a charge or complaint with or participate in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or exercise rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited.

(ii)    Interfere with Employee’s right to challenge the validity, enforceability, or knowing and voluntary nature, of this release under the Age Discrimination in Employment Act of 1967 (“ADEA”).

e.    If any person brings any claim contrary to the above releases and waivers of claims provided above (except for any action brought pursuant to Paragraph 2(d)), then any party, including any Released Party(ies), who are defendant to that action shall be entitled to reimbursement from the party(ies) who brought such claim or action for costs and attorneys’ fees incurred in defense of that claim.

f.    This Release does not discharge the Parties from obligations they have under this Agreement. Employee waives any rights to, or to be considered for, future Company employment.

3.Provisions Relating to ADEA Release and Release Generally. The foregoing release of claims also releases any claims that Employee may have against any Released Party under the Age Discrimination in Employment Act of 1967. Employee represents that he understands and agrees that:

a.The claims released in Paragraph 2 above include claims Employee has or may have arising out of or related to the Age Discrimination in Employment Act (the “ADEA”).

b.Those claims waived, released and discharged in Paragraph 2 above do not include any claims that may arise after the Date of this Agreement;

c.The Severance Benefits provided pursuant to Paragraph 1.d provide consideration that Employee was not entitled to receive before signing this Agreement;

d.Employee has at least twenty-one (21) days within which to consider this Agreement, which period commenced on September 1, 2014.

e.Employee is advised to consult with an attorney regarding, and before signing, this Agreement;

f.No changes to this Agreement, whether material or immaterial, restart the twenty-one (21) day period referenced in subparagraph (d) above;

g.Employee may revoke this Agreement at any time within seven (7) days after the day he signs it, by providing notice of such revocation to Donald M. Moseley, Vice President, Chief Human Resource Officer, Email: donald.moseley@nortekinc.com and this document will not become effective or enforceable and no payments under this Agreement will be payable until the eighth day after the Date of this Agreement. This Agreement will automatically become effective and enforceable unless revoked within that seven-day period.

4.    Return of Company Property. Employee hereby warrants that he has returned to the Company and the Technology Solutions Group Businesses all Technology Solutions Group Businesses property and documents in his possession and control, and has not destroyed or deleted any such property or documents, including, but not limited to, Technology Solutions Group Businesses files and, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys, and all other property issued by the Technology Solutions Group Businesses to Employee, or created or received by the Employee, including, but not limited to, any materials of any kind which contain or embody any proprietary or confidential Information.

5.    Confidential Information and Trade Secrets. Employee recognizes and acknowledges that Employee has had access to, has acquired or has assisted in developing confidential and proprietary information relating to products and services provided by and the business operations of the Technology Solutions Group Businesses, and that the Technology Solutions Group Businesses are entitled to protect this information.

a.     For the purposes of this Agreement, “Confidential Information” means any customer or supplier information and any business information used or maintained by the Technology Solutions Group Businesses that is not publicly known or otherwise available to the public, and shall include, without limitation, all information relating to the business, technology, financial, marketing, sales, strategic planning, methods, processes and manufacturing operations of the Technology Solutions Group Businesses; and all information of a technical or proprietary nature made available to the Technology Solutions Group Businesses and its employees by customers, suppliers and vendors on a confidential basis in order to foster and facilitate the operation and success of the Technology Solutions Group Businesses in conducting business.

For the purposes of this Agreement, “Trade Secret” means any item of Confidential Information that constitutes a trade secret of the Technology Solutions Group Businesses under the common law of the State of Delaware or the Delaware Uniform Trade Secrets Act, Del. Code Ann. Title 6 Secs. 2001 et seq.

b.    Employee therefore agrees that Employee shall not, directly or indirectly, publish, disclose, transmit or utilize any Confidential Information or Trade Secret of the Technology Solutions Group Businesses to any person, firm, corporation, association or other entity not employed by or affiliated with the Technology Solutions Group Businesses for any reason or purpose whatsoever; shall not make use of any Confidential Information or Trade Secret, except on behalf of the Technology Solutions Group Businesses; and has not and shall not remove or aid in the removal of any Confidential Information or Trade Secret from the premises of the Technology Solutions Group Businesses.

c.    Employee also agrees to continue to comply with any policies of the Technology Solutions Group Businesses of nondisclosure and confidentiality according to the terms of those policies.

6.    Confidentiality. Except as otherwise provided in Paragraph 2.d. above, Employee agrees to keep the existence and terms of this Agreement are completely confidential. Without the prior written authorization of the Company, Employee shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to Employee’s spouse, his attorneys and or as otherwise required by law), the terms or existence of this Agreement.

7.    Non Disparagement. Except as otherwise provided in Paragraph 2.d. above, Employee agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity about the Technology Solutions Group Businesses or Released Parties. In particular, but without limitation, Employee will not Disparage the Technology Solutions Group Businesses or Released Parties, to any of the Technology Solutions Group Businesses’ current, former, or prospective customers or clients or any of its current or former employees. Employee represents and agrees that he has not and will not engage in any conduct or take any action whatsoever to cause or influence any person or entity to initiate litigation, assert any other kind of claim or take any other kind of adverse action against the Technology Solutions Group Businesses or Released Parties. Any breach of this provision will trigger Employee’s obligation to repay to the Company any and all payments he/she has received from the Company as a result of this Agreement plus such other equitable or legal remedy to which the Company establishes entitlement, including injunctive relief. Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena.

8.    Restrictive Covenants. During the 12-month period in which Employee is receiving the Severance Benefit, Employee agrees that:

a.
He will not, either himself or on behalf of any other person, compete with the Technology Solutions Group Businesses within the geographic territory within which the Technology Solutions Group Businesses operated, sold products, or otherwise conducted business during the course of his leadership of the Technology Solutions Group Businesses, which includes each of the fifty states within the United States of America, with respect to any products or services the Technology Solutions Group Businesses sold, offered for sale, developed, or had in development at the time Employee signs this Agreement. Employee understands and agrees that this non-competition provision prohibits him from entering into any type of competitive behavior against the Technology Solutions Group Businesses during the 12-month period.

b.
He will not, either himself or on behalf of any other person, directly or indirectly solicit any of the Technology Solutions Group Businesses’ customers to cease doing business with the Technology Solutions Group Businesses in any fashion or to start doing business with Employee with respect to any products or services that compete with those the Technology Solutions Group Businesses sold, offered for sale, developed, or had in development at the time Employee signs this Agreement.

c.
He will not, either himself or on behalf of any other person, directly or indirectly solicit any of the Technology Solutions Group Businesses’ employees to cease working for the Technology Solutions Group Businesses or to start working for Employee or any person with whom Employee becomes associated.

d.
Notwithstanding the foregoing, the Parties agree that if the Employee obtains a job offer from or wishes to pursue an interest in any business enterprise or activity that competes with the Technology Solutions Group Businesses, the Employee will present such opportunity to the Company and the Company will meet with the Employee in an effort to explore whether the Employee can perform the desired role without violating this Paragraph 8.

9.    Reasonableness of Restrictions. Employee agrees that the restrictive covenants set forth in Paragraph 8 of this Agreement are reasonable in temporal and geographic scope in light of the fact that Employee was employed as Group Vice President, Technology Solutions and had responsibility for Technology Solutions Group Businesses business on a national geographic scope, and had access to, and responsibility for, Technology Solutions Group Businesses Confidential Information, customers, business plans, and operational information. Employee also agrees that the Severance Benefit constitutes good, valuable and independent consideration for the restrictive covenants set forth in Paragraph 8.

a.
Employee acknowledges and agrees that his breach of the restrictive covenants set forth in Paragraph 8 would cause irreparable harm to the Technology Solutions Group Businesses and that such harm may not be compensable entirely with monetary damages. If Employee violates the restrictive covenants set forth in Paragraph 8, the Company may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought by the Company shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which Company is or may be entitled at law, in equity, or under this Agreement.

b.
In connection with any suit at law or in equity by the Company under this Agreement, the Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of growing out of or in connection with the violation which is the subject of the suit. In addition to the foregoing, the Company shall be entitled to be awarded its reasonable attorney's fees and costs incurred in bringing any suit to enforce the terms of this Agreement or to seek damages for its breach, as well as any attorney’s fees and costs for the collection of any judgments in Company's favor arising out of this Agreement.

10.    No Admission of Liability or Wrongdoing. The existence of this Agreement and payments thereunder are not an admission of any wrongdoing, unlawful conduct or liability and both Parties agree not to assert that this Agreement is an admission of wrongdoing or liability. The Parties agree that this Agreement is a compromise and settlement of claims.

11.    Cooperation. By signing this Agreement, Employee agrees to cooperate with the Company and its affiliates and their counsel regarding any investigation (internal or external), pending or subsequently filed administrative proceeding or litigation, claims, or other disputes involving the Company and its affiliates that relate to any matter in which he was involved or of which he has knowledge as a result of his employment with the Company and his relationship with its affiliates or which arises out of, or relates to, the Company or any Released Party, their products and services, and/or any information Employee created, developed or acquired by and through his employment with the Company. Without limiting the foregoing, Employee agrees (i) to meet with representatives of the Company, its affiliates, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to make himself reasonably available for interviews, depositions, reviewing and signing declarations or affidavits; (iii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iv) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Employee’s reasonable costs and expenses incurred in providing such assistance, if any.

12.    Miscellaneous.

a.    Entire Agreement. This Agreement is the entire agreement between the Parties regarding its subject matter and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them regarding the subject matter hereof except as specified in Paragraph 1(c), Paragraph 1(f) and Paragraph 5.

b.    Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Employee, and his heirs, executors and administrators.

c.    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement which will be construed as if such invalid, illegal or unenforceable provision had never been included.

d.    Survival. Employee will advise any future employer of the restrictions in this Agreement before accepting new employment. The post-employment obligations set forth in paragraphs 5 through 9 above shall survive the termination of Employee’s employment with Company. If Employee fails to comply with a time-limited restriction in this Agreement, the applicable time period for that restriction will be extended by one day for each day Employee is found to have violated the restriction. If any court should find any of the restrictions in this Agreement unenforceable as written, it will revise the restriction to make it enforceable to protect the interests of Company and to the maximum extent legally allowed.

e.    No Waiver. No waiver by any party of any breach shall be deemed to be a waiver of any other breach or of any other provision of this Agreement.

f.    Breach Remedy. If Employee breaches or threatens to breach any obligations under this Agreement, the Company and Released Parties may experience irreparable harm for which money damages will not provide an adequate remedy. The Company or any Released Party may seek appropriate equitable relief in addition to legal relief. Furthermore, in the event of a breach by Employee, the Parties expressly agree that Company shall be relieved of any further obligation to make any payments required hereunder and any Severance Benefit paid under Paragraph 1 shall, upon Company demand, be repaid by Employee within ten (10) days of such demand.

If the Company or a Released Party brings an action to enforce the provisions of this Agreement or is a party to an action brought by Employee, except as provided in Paragraph 2.d. above, the Company shall be entitled to recover from Employee the costs and attorney’s fees that the Company incurs to enforce or defend this Agreement if the Company at all prevails.

These remedies are in addition to, and shall not superseded or replace, the fee recovery provisions of Paragraph 2.e. by which the Released Parties shall recover attorneys’ fees and costs for the defense of any action or claims brought contrary to the releases of claims provided in Paragraph 2.

g.    Choice of Law and Venue. This Agreement is a Delaware contract to be construed under and governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction. However, in the unlikely event that California law is deemed to apply to the enforcement of this Agreement, the provisions of Section 8 shall not apply. The Parties agree that any dispute related to this Agreement or its application, interpretation or enforcement shall be resolved exclusively in the United States District Court for the District of Delaware, if that court possesses subject matter jurisdiction, or otherwise in the Delaware Court of Chancery, and shall be resolved by trial before a judge without benefit of a jury. All Parties hereto specifically waive any entitlement that they may have to trial by jury. The Parties stipulate and consent to Delaware courts’ personal jurisdiction over them and waive their right to object to a Delaware court’s jurisdiction. The Parties hereto agree that any service of process may be made by mail to the principal place of business or residence of each party and this constitutes proper service of process under applicable law in any action or proceeding under or in respect of this Agreement.

h.    Paragraph Headings. The Paragraph and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

i.    Amendment. This Agreement shall not be modified or amended except by a writing executed by the Parties hereto, duly authorized as applicable.

j.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

k.    Compliance with section 409A. With respect to Section 1(d), the Severance Benefits, to the extent such payments are made following the date of termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of section 1.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15th, such severance benefits are intended to constitute separate payments for purposes of section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from services and payable pursuant to section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provisions, with any excess amount being regarded as subject to the distribution requirements of section 409A(a)(2)(A) of the Internal Revenue Code (hereinafter, the “Code”). In addition, any payment or benefit due upon a termination of the Employee’s employment that represents a “deferral of compensation” within the meaning of section 409A of the Code will only be paid or provided to the Employee once the Employee’s termination of employment qualifies as a “separation from service.” Furthermore, any payment or benefit due upon a termination of the Employee’s employment that represents a “deferral of compensation” within the meaning of section 409A will be paid in accordance with a fixed schedule of the regular payroll practices of the Company in a manner to comply with a fixed schedule as provided under sections 1.409A-3(a)(4) and 1.409A-3(i)(1) of the Treasury Regulations. Neither the Company nor the Employee will have the right to accelerate any payment of severance payments hereunder. Finally, amounts or benefits payable under this Agreement will be deemed not to be a "deferral of compensation" subject to section 409A to the extent provided in the exceptions in Treasury Regulation sections 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulations section 1.409A-1 through A‑6."

EMPLOYEE HAS READ THIS DOCUMENT, FULLY UNDERSTANDS EVERY TERM AND VOLUNTARILY, AND KNOWINGLY ENTERS INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.
EMPLOYEE

Dated: 8/13/2014            /s/ Sean Burke
Sean Burke

LINEAR LLC

Dated: 8/12/2014            /s/ Kevin W. Donnelly
By: Kevin W. Donnelly, Vice President & Secretary

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